Exhibit 99.1

NEWS ANNOUNCEMENT –

Conference call:	Today - Monday, March 11, 2013 at 10:00 AM ET

Webcast / Replay URL:	http://www.strong-world.com (Investor Relations section) or www.earnings.com
The replay will be available on the Internet for 30 days.

Dial-in number:	(800) 741-4871 (no pass code required)

Ballantyne Reports 2012 Q4 Net Income of $1.6 Million and EPS of $0.11

on Revenues of $39.1 Million

OMAHA, Nebraska (March 11, 2013) Ballantyne Strong, Inc. (NYSE MKT: BTN), a provider of digital cinema projection equipment, screens and services as well as specialty lighting equipment, today reported its financial results for the fourth quarter ended December 31, 2012.

Commenting on the Company’s results, President and CEO Gary L. Cavey stated, “The recent cinema industry transition from analog to a state-of-the-art digital platform has provided Ballantyne with a unique opportunity to capitalize on our role as a leading turnkey solutions provider to theatrical exhibitors around the world. The fourth quarter represented a solid sequential turnaround for Ballantyne as an improvement in gross profit margin helped drive our return to profitability following a challenging third quarter period in which pricing pressure on digital projection systems along with some transitional costs associated with the service business negatively impacted our results. “

“Ballantyne generated $169.1 million of revenue, $5.5 million in net income and EPS of $0.39 for the full year. We finished the twelve-month period with a cash balance of $40.2 million and no long-term debt. When coupled with additional availability on our credit facility, our cash position provides solid support for organic growth in our current businesses, and to finance potential acquisitions that complement our existing core strengths.”

“Notwithstanding the progress made to date, we are still in the early stages of executing on our refocused business strategy. We believe our emphasis on pursuing higher margin opportunities and serving markets that place a premium on using the most current technologies will continue to produce solid returns for our stakeholders. In future periods, we believe our operating leverage will continue to improve, providing the foundation to diversity our business.”

Fourth Quarter Results

Ballantyne Strong’s total net revenues were $39.1 million versus $51.5 million in Q4 ’11. The year-over-year decrease was largely due to the reduced level and pace of remaining exhibitor transitions to digital cinema technology. BTN remains focused on leveraging its sales efforts toward the remaining domestic market, generally the small to mid-sized exhibitors. Digital cinema theatre revenue accounted for $38.5 million of the Company’s total sales compared to $50.7 million in the year ago-quarter. BTN continues to capitalize on its worldwide relationships with global exhibitors, as reflected in its recently announced contract with one of the largest cinema chains in Latin America.

Cinema service revenue was $3.4 million, compared to $4.2 million in Q4 ’11. The decrease was mainly due to the completion of major installation and integration deployment work on behalf of one the world’s leading exhibitors. This decline was partially offset by growth in the Network Operations Center (NOC) 24/7 monitoring businesses, which saw sales increase during the three-month period.

The Company’s cinema screen business generated a 13% year-over-year increase in sales to $3.7 million during the quarter, reflecting healthy replacement screen sales as well as continued international screen sales growth.

The specialty lighting business generated quarterly sales of $0.6 million, compared to $0.8 million a year ago. This decrease is primarily due to a slowdown in sales of follow spotlights along with a decrease in parts sales. While demand for lighting in the venue and entertainment sectors remains soft, the Company has refocused it efforts toward architectural accent lighting, on the back of Ballantyne’s recent success with the World Trade Center project. This project will produce the world’s first high-powered LED beacon light based on the Company’s proprietary LED Solutions technology.

Fourth quarter gross profit was $6.2 million, a 15.1 % decrease from $7.3 million a year ago. The reduced sales volume, as previously outlined, impacted gross profit dollars. More importantly, the Company generated a 160 basis point increase in its gross profit margin, compared to the year-ago period gross margin. The improvement over the same quarter a year ago was due to the shift of sales mix in our business as screens and service, which carry higher margin, accounted for 18% of the total, compared to 14.5% in the prior year period.

SG&A expenses decreased 13% to $4.0 million, versus $4.6 million in the prior-year period. The decrease is due to severance charges taken in the 4th quarter, 2011. The Company continues to exercise expense discipline to ensure spending is in-line with overall business trends amid the ongoing transformation of the cinema exhibition business.

The Company achieved Q4 net earnings of $1.6 million, or $0.11 per diluted share, in-line with net earnings of $1.6 million, or $0.11 per diluted share in Q4 ’11.

Full-year 2012 Results

Net revenues were $169.1 million, compared to $184.4 million in 2011. Gross profit was $22.6 million, or 13.4% of net revenues, versus gross profit of $30.2 million, or 16.4% of net revenues in the comparable prior-year period.  Net earnings amounted to $5.5 million, or $0.39 per diluted share, compared to net earnings of $10.3 million, or $0.71 per diluted share in the twelve months ended December 31, 2011.

Balance Sheet and Cash Flow Update

Ballantyne’s cash and cash equivalents balance at quarter-end was $40.2 million, up from $36.8 million at the end of Q3 ’12. The Company generated cash flow of $4.9 million from operations in Q4 ’12 and used a net of $0.4 million in cash for its operating activities in FY 2012.

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong is a provider of digital cinema projection equipment, screens and services as well as specialty lighting equipment. The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

CONTACT:

Mary A. Carstens	Robert Rinderman, Norberto Aja
Chief Financial Officer	JCIR – Investor Relations/Corporate Communications
(402) 453-4444	(212) 835-8500 or btn@jcir.com

-tables follow-

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three and Twelve Months Ended December 31, 2012 and 2011

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net revenues	$39,097	$51,527	$169,084	$184,433
Cost of revenues	32,921	44,201	146,490	154,220
Gross profit	6,176	7,326	22,594	30,213

Selling	1,062	1,011	4,467	3,935
General & administrative	2,909	3,633	11,456	11,106
Total SG&A expenses	3,971	4,644	15,923	15,041
Gain on transfer of assets	(29)	(25)	1,332	11
Income from operations	2,176	2,657	8,003	15,183
Equity in income (loss) of joint venture	9	(68)	10	(189)
Other income (expense) net	(41)	61	137	(71)
Income before income taxes	2,144	2,650	8,150	15,065
Income tax expense	584	1,035	2,608	4,718
Net earnings	$1,560	$1,615	$5,542	$10,347
Basic earnings per share	$0.11	$0.11	$0.39	$0.72
Diluted earnings per share	$0.11	$0.11	$0.39	$0.71

Weighted average shares outstanding:
Basic	13,966	14,496	14,038	14,427
Diluted	14,015	14,497	14,115	14,485

 Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2012 and 2011

(In thousands)

	December 31, 2012	December 31, 2011

Assets
Current assets:
Cash and cash equivalents	$40,168	$39,889
Accounts receivable (net of allowance)	26,227	30,579
Unbilled revenue	—	2,586
Inventories, net	10,971	14,920
Recoverable income taxes	2,069	793
Deferred income taxes	1,724	1,961
Other current assets	2,948	5,692
Total current assets	84,107	96,420
Investment in joint venture	—	1,849
Property, plant and equipment, net	11,105	9,419
Property held for sale	—	1,810
Intangible assets, net	105	262
Notes receivable	2,232	2,062
Deferred income taxes	1,936	1,596
Other assets	61	38
Total assets	$99,546	$113,456
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,646	$31,924
Accrued expenses	5,313	4,820
Customer deposits/deferred revenue	5,251	5,037
Income tax payable	—	4,135
Total current liabilities	27,210	45,916
Deferred revenue	3,302	3,569
Deferred income taxes	580	397
Other accrued expenses, net of current portion	1,538	351
Total liabilities	32,630	50,233
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000 shares; issued 16,782 and 16,667 shares at December 31, 2012 and December 31, 2011, respectively; 14,051 and 14,512 shares outstanding at December 31, 2012 and 2011, respectively	167	167
Additional paid-in capital	37,770	37,234
Accumulated other comprehensive income (loss):
Foreign currency translation	269	(137)
Postretirement benefit obligation	46	81
Retained earnings	46,903	41,361
	85,155	78,706
Less 2,713 and 2,155 of common shares in treasury, at December 31, 2012 and 2011, respectively at cost	(18,239)	(15,483)
Total stockholders’ equity	66,916	63,223
Total liabilities and stockholders’ equity	$99,546	$113,456

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Twelve Months Ended December 31, 2012 and 2011

(In thousands)

	Twelve Months Ended December 31,
	2012	2011

Cash Flows from operating activities
Net earnings	$5,542	$10,347
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for doubtful accounts	626	(14)
Provisions for obsolete inventory	(350)	(216)
Provision for warranty	538	418
Depreciation and amortization	1,268	1,757
Equity in (income) loss of joint venture	(10)	189
(Gain) Loss on forward contracts	(145)	306
(Gain) loss on disposal or transfer of assets	(1,332)	(11)
Deferred income taxes	71	(1,211)
Share-based compensation expense	393	373
Excess tax benefits from share-based arrangements	—	(359)
Change in operating assets and liabilities:
Accounts, unbilled and notes receivable	6,402	(12,009)
Inventories	4,265	13,684
Other current assets	2,605	(2,761)
Accounts payable	(15,534)	1,418
Accrued expenses	572	197
Customer deposits/deferred revenue	(88)	5,774
Current income taxes	(5,382)	2,133
Other assets	130	37
Net cash (used in) provided by operating activities	$(429)	20,052
Cash flows from investing activities:
Distribution from joint venture	2,509	—
Decrease in restricted investments	—	—
Capital expenditures	(2,541)	(2,886)
Proceeds from sales of assets	3,334	88
Net cash provided by (used in) investing activities	3,302	(2,798)
Cash flows from financing activities:
Purchased of treasury stock	(2,756)	—
Proceeds from employee stock purchase plan	8	25
Proceeds from exercise of stock options	—	178
Excess tax benefits from share-based arrangements	2	359
Net cash (used in) provided by financing activities	(2,746)	562
Effect of exchange rate changes on cash and cash equivalents	152	(177)
Net increase (decrease) in cash and cash equivalents	279	17,639
Cash and cash equivalents at beginning of year	39,889	22,250
Cash and cash equivalent at the end of the year	$40,168	$39,889
Supplemental disclosure of cash paid for:
Interest	$22	$36
Income Taxes	$4,469	$4,233
Supplemental disclosure of non-cash activities:
Common stock exchanged for stock options	$—	$100

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